SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                        The RISA Investment Trust

Address of Principal Business Office
(No. & Street, City, State, Zip Code):

                  225 South 15th Street, Suite 930, Philadelphia, PA 19102

Telephone Number (including area code):     215-545-4050

Name and address of agent for service of process:

                         O. Sam Folin, Managing Director
            225 South 15th Street, Suite 930, Philadelphia, PA 19102

Copies to:
               Brian S. Vargo, Esq., Pepper Hamilton LLP, 3000 Logan Square, Eighteenth and Arch Streets, Philadelphia, PA 19103-2799

Check appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                  YES [X]   NO [  ]


                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Philadelphia, PA on the 26th day of January, 1999.


                                            THE RISA INVESTMENT TRUST


Attest: Michael V. Farrell                 By:  Oliver St. C. Franklin
       ------------------------               -----------------------------
         Michael V. Farrell                   Oliver St. C. Franklin
         Counsel                              Chairman of the Board of Trustees